Collegiate Pacific Launches Road Sales Teams in 3 New Markets

DALLAS—(BUSINESS WIRE)—Jan. 13, 2005—Collegiate Pacific (AMEX:BOO):

— Sales Force grows to 150 Road Sales Pros

— To Add Approximately $5,000,000 in Annualized Revenue

— Cincinnati, Washington, N.C. Markets Targeted

Collegiate Pacific (AMEX:BOO) today stated it had launched Road Sales Teams in three new major markets: Cincinnati, the Washington D.C. vicinity, and a formerly untapped portion of North Carolina. The Company expects the 10 new road sales professionals to generate approximately $5,000,000 in revenue on an annualized basis.

Adam Blumenfeld, President of Collegiate Pacific stated: “Each of these sales teams understood the value of leveraging their historic expertise in team uniforms with Collegiate’s strength in equipment — making them a one-stop-shop provider of sporting goods product in their respective markets. The Company’s ability to attract experienced and respected salesmen from the industry speaks to the strength of the operating model. Combining these teams’ sales expertise with Collegiate Pacific’s 4,000 products and broad sourcing — distribution network will allow them to fully maximize their sales and earnings potential. We will continue to entertain the addition of sales teams in other densely populated markets as opportunities materialize.”

Mr. Blumenfeld continued: “The Company continues to review a number of additional opportunities as it seeks to put the recent $50 Million of infused capital to work for the benefit of its shareholders.”

Collegiate Pacific is the nation’s fastest growing manufacturer and supplier of sports equipment primarily to the institutional and team dealer markets. The Company offers more than 4,000 products to 200,000 prospective and existing customers. The Company distributes approximately 1.5 million catalogs annually and employs over 140 professional road salesmen.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to Collegiate Pacific’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity or otherwise, actions and initiatives by current and potential competitors, and certain other additional factors described in Collegiate Pacific’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on Collegiate Pacific’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Collegiate Pacific is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

CONTACT: Collegiate Pacific, Dallas Adam Blumenfeld, 972-243-0879

SOURCE: Collegiate Pacific